KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2024/2025 Catastrophe Reinsurance Treaty Savings of $6 Million

KINGSTON, N.Y.— June 20, 2024-- Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that its catastrophe reinsurance program for the period July 1, 2024 through June 30, 2025 has been finalized.

Jennifer Gravelle, Chief Financial Officer at Kingstone, stated, "I am delighted to share that Kingstone has finalized its 2024/2025 catastrophe reinsurance placement. The Company purchased $275 million of total catastrophe limit and reduced its first event retention to $5 million. The total cost is approximately 14% of projected direct premiums earned, a significant reduction from 19% for the previous treaty period.

Last year, we tightened our underwriting and curtailed new business writings to better manage our catastrophe exposure and reduce our probable maximum loss ("PML"). Although reinsurance pricing increased, it was not as significant as projected. As a result of these efforts, and other factors, we were able to lower our 24/25 reinsurance treaty cost by approximately $6 million, improving our projected full-year earnings by approximately $0.21 per share and better protecting the Company with a lower first event retention. The savings will be reflected in the 2024 third and fourth quarter results.

Meryl Golden, Chief Executive Officer of Kingstone, continued, "We appreciate the broad support we received from our valued reinsurance partners, with over 25 reinsurers participating in the program. In 2024, with the expectation of the reinsurance market softening and with confidence in our rates, we re-adjusted our underwriting guidelines to accept more new business. This has resulted in greater than 20% premium growth in our Core New York State business, which continues to accelerate, while we were also able to greatly reduce the cost of this year's reinsurance placement."

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2023 was the 15th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Forward-Looking Statements
Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com